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A copy of a transcript for an investor call by Siemens Aktiengesellschaft is attached hereto.

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EDITED TRANSCRIPT
SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
EVENT DATE/TIME: SEPTEMBER 22, 2014 / 12:00PM GMT
OVERVIEW:
On 09/22/14, SIE announced that it signed an agreement to acquire Dresser-Rand for a total consideration of $7.6b.
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
CORPORATE PARTICIPANTS
Mariel von Drathen Siemens AG - Head of Governance & Markets
Joe Kaeser Siemens AG - President & CEO
Lisa Davis Siemens AG - Member of the Managing Board
Ralf Thomas Siemens AG - CFO
Stephan Heimbach Siemens AG - Head of Communications & Government Affairs
CONFERENCE CALL PARTICIPANTS
Andreas Willi JPMorgan - Analyst
Ben Uglow Morgan Stanley - Analyst
Simon Toennessen Credit Suisse - Analyst
Martin Wilkie Deutsche Bank Research - Analyst
James Moore Redburn Partners - Analyst
Michael Hagmann HSBC - Analyst
James Stettler Barclays - Analyst
PRESENTATION
Operator
Good afternoon, ladies and gentlemen, and welcome to the Siemens analyst and press conference call. As a reminder, this conference is being recorded.
Today’s hosts are Mariel von Drathen, Head of Governance & Markets; and Stephan Heimbach, Head of Communications & Government Affairs.
At this time, I would like to immediately turn the call over to Miss Mariel von Drathen. Please go ahead, madam.
Mariel von Drathen - Siemens AG - Head of Governance & Markets
Good afternoon, ladies and gentlemen, and thank you for joining us for the combined analyst and press conference call that we have organized today to talk to you about the announcement we made on the planned acquisition of Dresser-Rand, as well as the planned divestment of BSH.
The presentation was published today. You can download the file from the press and the IR websites. This call is also being webcast via the IR and press website.
Allow me a short overview of today’s proceedings.
Siemens President & CEO, Joe Kaeser, will briefly guide you through the portfolio measures, before Managing Board member, Lisa Davis, will explain to you the strategic rationale for the acquisition of Dresser-Rand. Thereafter, together with Siemens’ Chief Financial Officer, Ralf Thomas, both of them together with Ralf will answer your questions.
We will start with the Q&A for analysts for approximately 30 minutes in English language, hosted by myself. Then we will answer questions from journalists for another 30 minutes in German language, hosted by my colleague Stephan Heimbach. Translation in German and English will be available.

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
I would like to draw your attention to the Safe Harbor Statement on page number 2 of the Siemens presentation.
This conference call may include forward looking statements. These statements are based on the Company’s current expectation and certain assumptions, and are therefore subject to certain risks and uncertainties.
And with that, I would like to hand over to you, Joe.
Joe Kaeser - Siemens AG - President & CEO
Thank you, Mariel. Welcome, ladies and gentlemen; good morning to the United States. And thank you for joining us today for this important call.
Last night, we have been announcing two transactions which are a continuation of executing on our Siemens Vision 2020, strengthening the core and getting the Company ready to the next level of its development.
After the announcement of Rolls-Royce aero-derivative gas turbines and compressors. we now are proud to announce the acquisition of Dresser-Rand, one of the leading value brands in the oil and gas industry.
We have offered a value of -- a price of $83 per share, amounting a total consideration of $7.6 billion, which basically is EUR5.8 billion based on the current exchange rate.
With those transactions, we continue to strengthen our core in the Siemens Vision 2020, and with Rolls-Royce and Dresser-Rand, we are closing the gap in the targeted value chain of our oil and gas offering.
We create about EUR150 million annual savings by 2019, and those annual savings, by accessing the synergetic value, we consider this to be the minimum of what we can do going forward. And this transaction will be EPS accretive from year 1 onwards.
Obviously, for many, this looks expensive, or maybe even late in the cycle. Let me maybe make two comments on that concern.
First, we do believe that there are more cycles to come in that respective industry, and we expect the next cycle to upward trend from 2016 onwards. And as you all know, if you go that particular sector in industry, oil and gas is about decades, is about long-term aspects on the cycle.
We do agree that there is going to be a flatten-out in 2014 and likely also 2015, but we consider this to be a significant growth generator going forward.
Secondly, obviously price is important, but the value matters more. And that’s why we have been looking at the company and decided to acquire it and take the value we can generate by combining the Siemens and the Dresser-Rand assets in the business. And we will come to that in more detail later.
Before we do that, let me maybe go to the other transaction, and that’s the divestiture of the Siemens 50% share to co-shareholder Bosch. There is a very good equity value of EUR3.25 billion for 50% of the share.
We also struck a long-term agreement for Bosch and Bosch Siemens Hausgerate using the Siemens product brand. It’s not going to be indefinite; it’s not going to be as long as some other transactions have suggested. But it’s going to be a long-term reliable cooperation between Siemens and Bosch on the brand.
The divestiture of the 50% stake also means that we help Bosch and BSH to further concentrate the business. There are some synergies in combining the Bosch power tool business with the appliance business in the go-to-market, and also in terms of part of the technology.

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
We believe we have gotten a good price which is north of 7X, and that 7X multiple also needs to be considered in the wake of the fact that there has been no controlled premium because there was no controlling stake, and obviously, that the synergies at the buy side have been somewhat limited.
So why Dresser-Rand? And please go with me now on page 4 of the slide deck.
Dresser-Rand is, as I said, one of the premium brands in the industry. It does fully match the strategic focus criteria which we have been setting out in our Siemens Vision 2020. It has been on our closely to watch list since then, and of course, we do realize that timing has had its particularities, but that did not change the value of the business to us.
In the Vision 2020, we’ve laid out five criteria on where we believe our spectrum, our product spectrum ought to be. It’s about growth; it’s about an attractive profit pool; it’s been about why Siemens is the right owner; it’s been about what is the synergetic value all about. And last but not least, are there any paradigm shifts along the way in the business models of the respective area.
And if we compare those five areas with what Dresser-Rand has to offer, it’s a very, very compelling case. If it comes to growth, we do expect the combination of the businesses to allow us to grow between 6% and 8% per year in our respective oil and gas market. We’ve got a very complementary market distribution by regions, especially if it comes to the United States and parts also Europe and Africa. And we have a great applications in both up and downstream which we can do together now in a better way.
Last but not least, the acquisition of Dresser-Rand allows us to further push our concept of decentralized energy, especially also if and when it comes to distributed LNG solutions such as the micro LNG in the gas to liquid application.
Profit pool is rather attractive out of two reasons. First, it’s a very large installed base. It’s got sticky service revenues which already today make almost -- at least more than two-thirds out of the profit on the back of about 50% of revenue. And we continue to see solid double-digit profit margins as we move along.
Why Siemens? Well, obviously, Siemens has already been seeing an installed base. We know what we are doing both in the turbine and in the compressor environment as well as in the distribute energy field. So this is a business which we well understand. But, however, so far, the go-to-market approach has not been that well established as we now have generated with the hopefully also successful acquisition of Dresser-Rand.
There is, of course, also a significant portfolio addition in rotating equipment; for example, if it comes to reciprocating compressors and engines.
Now what’s the synergetic value all about? And we come to that later in more detail when Lisa will lead you through the details of our synergies. As I mentioned earlier, the EUR150 million annual synergy savings are considered to be the bare minimum. We do expect it can do more over time, especially if we consider that in those synergies, we have not yet considered the potential of the combination, after closing of course, of the Rolls Royce aero-derivatives.
We just did not want to include them yet because the transaction has not closed. There is no reason to assume it would not close, but that’s got upside. And then secondly, we do expect the channel of Dresser-Rand to give us a full pull effect on industry spectrum like LMV, and also of course automation and drive in the midterm and the long-term run.
Those synergies have also not been included, because first of all, we want to be conservative. Secondly, in terms of the industrial automation piece and process industries obviously take a long time to replace installed bases as we go along.
But then again, EUR150 million bare minimum. We expect that to be materially more over time. And if that will be acquired and accessed, we’ll keep you updated in our annual update on how the acquisitions go.
Last but not least, the fifth element was the paradigm shift. We definitely see a massive improvement of Siemens’ positions in oil and gas. We have this trend towards LNG, and this is going to be driven not only by shale gas but also other application. And last but not least, the assets and the

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
Company has a very strong US presence in big oil and gas in Houston from where the whole world is going to be basically served in the global operation of our customers.
Now next page, you see a quick overview on BSH. They definitely do not have any material synergies with the business in Siemens. We have not had control. So therefore, it was only a logical step that over time we would divest of this business and give it to the natural owner, Bosch.
In terms of areas of growth, you can see it is a decent market position. But then again growth remains in the lower single-digit environment. Profit pool is okay, but not what our aspiration is going forward on double-digit operating margins.
In terms of technology, there is hardly any synergy, and that’s also true with the go-to-markets which reside more on the Bosch side if it comes to Bosch power tools.
And of course, in terms of paradigm shifts, the recent announcement of some of the competitors of Bosch Siemens Hausgerate have already shown that there is going to be further consolidation. And this is the time now to also enable Bosch to continue also with that consolidation as we move along.
With that, I’d hand it over to Lisa, and she’ll lead you now through what the Dresser-Rand asset is all about, what its synergies look like and how we go about the integration.
Thank you. Lisa.
Lisa Davis - Siemens AG - Member of the Managing Board
Thank you very much, Joe; and hello, everyone. If we can proceed to page 6, as Joe mentioned, I will touch a bit on the overall portfolio for Dresser-Rand, how it creates profit within our business, and then the synergies as well.
So on page 6, we have here a bit of a view as to where Dresser-Rand today participates in the oil and gas business. You can see here we have it broken down by upstream, mid-stream and downstream.
Along the bottom there is a split for their 2013 revenue which shows a very well balanced participation across the oil and gas business, whether it be in the upstream with reinjection, gas lift, fuel gas service to the FPSO business in oil and gas; or whether it be in mid-stream with gas pipeline transmission and storage; or obviously in the downstream with service to processing facilities such as refineries and chemical plants.
Through this also are elements of innovation that Dresser-Rand has put in place; for example, the micro LNG facilities that Joe mentioned; also the use of high-speed engines, supersonic compression, etc. So a very diverse and well-tuned portfolio for the oil and gas business itself.
If we move to slide 7. As Joe mentioned also in the strategic rationale, a key element of the profit potential, or the contribution that we see in the Dresser-Rand business, is obviously the installed base and the service revenue that goes with that.
In this chart, if you look to the bottom right, we show that 50% of the Dresser-Rand revenue is generated through the service business on the back of the very large installed fleet that they have.
The chart on the left shows a comparison of our Siemens business, the Rolls-Royce aero-derivative business which we are in the process of closing on, and then the Dresser-Rand business recently announced.
You can see a significant focus for all of the businesses in both the steam turbine and compressor areas. If you look at Siemens, for example, our business, we’re the market leaders in less than 80 megawatts for mechanical drives and less than 150 megawatts for generator drives.

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
Complementing that with the Dresser-Rand business is a very strong position in the small turbines, small steam turbines, that are less than 5 megawatts in size.
So you can see a nice complementary position there with the very strong installed base on the Dresser-Rand side.
In the compressor business, on the Siemens side, really a strong focus in centrifugal compressors largely in the downstream area of oil and gas. Complementing that with the Dresser-Rand business is a very strong position with both reciprocating and centrifugal compressors in all areas of the oil and gas business, upstream, midstream and downstream.
With this very strong installed fleet, you see many advantages being contributed to the business; obviously, a very consistent and growing stream of profitable service revenue from day 1. Very strong customer relationships and long-term relationships. We see this in our service business for our core turbine activities as well within Siemens; obviously, the backlog that comes with this for these long-term relationships. And then, as Joe mentioned, a very complementary geographical footprint, and we’ll see a bit more on the footprint as we move to the next slide.
You can see with Siemens our very strong position in Europe, very much complemented by the strong position of Dresser-Rand in the Americas with 45% of their sales in 2013 in the Americas itself, 25% in Europe and 17% in Asia Pacific.
Also very key obviously to the service business and the installed fleet are the service centers that both Siemens we have throughout the world for our service business and also Dresser has with a strong concentration of facilities in the US servicing oil and gas customers today.
If we move to slide 9, we’ll spend a bit of time here on synergies. And you can see, as Joe mentioned, our synergy assessment here we present as really very conservative approach. This leads to a minimum value of EUR1.3 billion. We’ve categorized in this chart the synergies in really three areas. And I’ll go through these in a bit of detail just to provide some more granular information behind the bullets.
If you look at cost synergies, obviously, quite an opportunity to streamline our R&D activities. Both Siemens and Dresser, we have significant activities in R&D in the compressor lines of business. This combination of companies allows us the opportunity to combine and reduce the overall R&D without sacrificing obviously the desire to continue to create innovative products.
This also -- we’ve listed it here very much as a cost synergy, but this is really a future sales synergy as well which has not been reflected in our numbers. Our customers are looking for new innovative approaches to solving their problems. This includes obviously new products and capabilities, and this acquisition allows us the opportunity of combining the leading attributes of our Siemens compressor line with obviously the leading attributes of the Dresser-Rand line for future improved equipment.
On the second item, purchasing volume and bundling effects, obviously, quite some opportunity to combine supply chain activities, to look at opportunities to reduce our overall purchasing costs if we look at cost of goods for our gas turbines, steam turbines and compressors.
Best practice sharing. If we look at just opportunities from Dresser-Rand, they’ve made quite some significant improvement in cycle time reduction, as well as in concepts around flexible manufacturing within their supply chain which are obviously opportunities to improve the overall network now with this combination.
SG&A optimization. This is really a reflection of the redundant support services we will have in the two companies. And a bit of opportunity -- we’ve been very conservative in our assumption here -- to reduce overall those support costs.
Optimization of global manufacturing and service facilities. I mentioned earlier that both companies have quite a footprint of service facilities. We will obviously look to combine these going forward to create both efficiencies, but as well as creating better best practice sharing and information and knowledge amongst our service teams.
On the sales synergy side, we have here the significant generation of pull effect for industry products long term. What we’ve included in our synergies are really the most immediate cross-selling opportunities with key customers.

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
Obviously, our customers today in the oil and gas space are looking for solutions and for value-add applications. This combination with Dresser-Rand obviously gives us the opportunity to cross sell the product line that we have in Siemens with the product line that Dresser-Rand has to create a stronger package for our oil and gas customers.
As Joe mentioned, what we have not included here are the more associated products that we have in our Siemens portfolio such as low medium voltage and automation in the manufacturing space. And as we develop stronger and stronger relationships with our customers, we will see more and more opportunity to pull through and cross sell these additional products and services that we offer, so further upside in our synergies.
Efficient use of field service and customer access. I’ve touched a bit on this around the combination of our service sites, both from a cost reduction as well as from an opportunity to share best practices, strengthen our customer knowledge, be more efficient in how we use our data analytics to create value for our customers. And then, obviously, opportunities on the gas turbine side as well.
Our integration concept. Our focus will be on creating Dresser-Rand as the oil and gas company within Siemens. Our emphasis will be on leveraging the strengths that we see in Dresser-Rand with respect to knowledge of the oil and gas market, knowledge of our customers and their needs in terms of creating value and looking for solutions, and then our ability to leverage the current very effective go-to-market approach that they have.
We anticipate today that our compressor business will be integrated into this business unit, which will allow us to immediately take advantage of the opportunities to optimize the compressor line across the two companies. We’ll obviously want to keep the Dresser-Rand name and the reputation that goes in the market with this very strong company; and then also a very strong focus in Houston with the center of oil and gas, as Joe mentioned.
This summarizes our synergies. As Joe mentioned, also if you look at the footnotes, we have not included, just as a reminder, the Rolls-Royce acquisition. We do see quite some synergy there, but until we actually finalize that deal, we’ve left those synergies out. And then also the additional pull through of Siemens’ portfolio beyond rotating equipment, which we’ve reflected here.
So with that, I’ll hand it over to Joe to close with the final chart.
Joe Kaeser - Siemens AG - President & CEO
Thank you, Lisa. We’re on page number 10 now which basically illustrates on how we are going to move those transactions forward.
For Bosch, for the appliance business, it should be a pretty straight-up sales and purchase agreement. It’s been signed last night before midnight. That’s why the 21st. We have been entering into a long-term brand license agreement. And then after the expiration of this long-term license agreement, the usage of the brand will be associated with the license fee. But that’s, as I said, in the long-term view way below 70 years, but obviously longer than 10 years, and we expect the closing to be in the first half of calendar year 2015.
As far as Dresser-Rand is concerned, obviously, this is a very, very positive focus point for - out of several reasons. We’ve signed the merger agreement after midnight on September 22, so now there will be a special shareholder meeting to be held beginning of 2015. There is no date set yet, but it’s going to be timely, obviously, because the closing condition requiring shareholder approval. And we expect that the majority of Dresser-Rand shareholders will approve the deal. And we expect the closing during summer 2015, which obviously is subject to the regulatory approvals.
So with that, I’d like to basically summarize what we have done. We exactly follow along the strategic focus of our Vision 2020. We are extremely mindful about capital allocation to where we believe we can make a meaningful value creation.
As far as the value chain of oil and gas is concerned, upstream, midstream, downstream, distributed energy, generation, LNG, we do believe now with Rolls-Royce and Dresser-Rand we have the gaps closed, so we would not expect any material acquisition in the next years.
So on this one, we’ve got everything which we need. We’ve got a great aero-derivative business. We’ve got an even greater brand on oil and gas helping us to pull through our products which we have to offer in Siemens.

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
All depends now on two major items. First, we need to access and deliver on the synergies. The EUR150 million absolute minimum, the EUR150million would bring up the total value of the synergies to EUR1.3 billion.
We expect a material upside potential of both by the closing of the Rolls-Royce aero-derivative. We can basically replace the current purchases of derivatives from our competitors through our own derivatives from Rolls-Royce. And we do except a significant channel pull for LMV as well as process industries automation from the industrial side.
Those, as I said, have not been part of 2019, but as I mentioned earlier, this industry does not count by quarter or year; it counts for a long period of time. Revenues and profitability is sticky and remains attractive.
We do agree price has been on the high side, but then again, it matters more what value we create. And we are absolutely enthusiastic, we are absolutely clear that this will be a major contribution to the further valuation creation within Siemens.
With that, I hand it back to Mariel for your questions. Thank you, all, and I look forward to your questions.
Mariel von Drathen - Siemens AG - Head of Governance & Markets
Thank you, Joe. Thank you, Lisa. Operator, we would like to open up for Q&A now with Joe and Lisa. Please.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Andreas Willi, JPMorgan.
Andreas Willi - JPMorgan - Analyst
The first question is on the Dresser-Rand business plan that you are using for your calculations. Dresser-Rand has in the last three years/four years on average come in at about 15% below what they guided at the beginning of the year in terms of operating performance. So have you taken a haircut of their business plan, or are you using their internal business plan for your plan?
The second question in terms of the integration plan: What can you say about which management would lead that, and what’s potentially the commitment from the Dresser management to lead that integration effort?
And thirdly, in terms of you say you’re largely complete with what you wanted to have in US oil and gas. If I look at Dresser-Rand and in terms of what it gives you in the US, it’s only about EUR250 million in new equipment per year. Is this really enough to put you on the map in Houston for the US oil and gas industry relative to your ambitions?
Thank you.
Joe Kaeser - Siemens AG - President & CEO
Thank you, Andreas. On the business plan, what we have found in the data room was a well-developed business plan which had basically three views. One was a best case, one was a worst case, and one was a highly probable case. And we took the Siemens’ case, which was a bit below the worst case. So that’s I guess for this one.

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
Then integration plan. This obviously is very crucial in getting the synergies and the value out and preserve the value of the incumbent business. The whole integration will be led by Lisa personally, which obviously is unusual, but it matters this time because of the impact which we expect to generate.
We have also seen that the management team of Dresser-Rand is a highly capable, highly dedicated management team, well established in the industry. And we do welcome the management team to stay and help us access the synergies and the incremental values in the business plan. And that’s our working hypothesis.
Obviously, there would be plan Bs if need be, but we are highly impressed with the management team and we’d like it to stay and help us access and extract the values which we see.
On your third comment -- it was actually not a question but it was a comment -- that you know there are doubts about putting us on the map in Houston. Well, look, I mean business origin is not always where business shows in the region. And if you look at the total spectrum of the revenues which is north of EUR3 billion, the business generated by decision-making in Houston is a multiple of what you see already happening in the United States.
So it’s important to go through the decision-making point and then we obviously will follow to Nigeria, to Eastern Europe, or elsewhere in the world where big oil has its subsidiaries.
So it is more about getting access to decision making than anything else, because then we through our global distribution network in Siemens can follow any oil and gas company anywhere in the world and help them to develop their business.
So we are actually very positive and we do believe that Dresser-Rand and Siemens, and we call Dresser-Rand the Siemens oil Company, will be seen and heard and noticed in the Greater Houston big oil environment.
Andreas Willi - JPMorgan - Analyst
Thank you very much.
Operator
Ben Uglow, Morgan Stanley.
Ben Uglow - Morgan Stanley - Analyst
I had a couple. First of all, just in terms of the end-market outlook for oil and gas, the 6% to 8%, maybe Joe or maybe Lisa, can you just give us a sense, general color, on how you’re thinking about the different end markets, the subsectors within oil and gas, be it upstream, midstream and downstream; how you see the different parts of the chain evolving and what is unique to Dresser-Rand? How will you participate in the upside as and when it comes?
The second question is an obvious one. We go back to the EVA targets that Siemens had back in May which was to have a positive to cover the cost of capital within three years and to have a 15% cash return within five years. I think any analyst doing back-of-the-envelope calculations would come to the conclusion that we are some way off those targets.
My question I guess is -- it’s a broad one which is when you looked at the asset and when you looked at the price, was it simply that you felt that over time, be it a much longer timetable, you could generate the returns you wanted? Or is there something that we’re not seeing from our numbers in terms of, for example, the margin potential or how far you can drive the business?

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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
So I guess my question on EVA is, is this just so strategic that you’re willing to push out your goals into a longer timeframe, or actually do you see more upside than we see today?
Joe Kaeser - Siemens AG - President & CEO
Thank you, Ben. On the end markets, Lisa will give you some flavor on why we believe we can make this happen in our markets. By the way, if you also look at the latest International Energy Agency analysis, they also deal with the 6% to 8%, but I do also know that there are other analyses] out there. But we need to understand what our business will look like in the space, and Lisa will go on this one.
In terms of the cost of capital, obviously, we said EVA neutral three years after integration. And I mentioned earlier, we are very, very mindful about the integration because we believe that the crown jewel is the premium brand of Dresser-Rand if it goes to market access. And the biggest potential is that we get the pull effect of LMV and automation equipment also through the channel.
So we’ll be very, very mindful about integration, and therefore, we expect actually the full integration to take years ‘til we are fully done because we do not want to harm the customer interface in terms of application potential.
That obviously also means that it will take some time. EVA definitely takes time to be neutral, and Ralf will come to that in a second.
But then again, oil and gas industry, this is about many years out. It’s about installed base. And in that specific item, we took the liberty to go away a bit from our usual hurdle rates because we believe that we create long-term value which is sticky, defendable, and that we can add value across the board; also in distributed energy.
With that, I hand it over to Lisa to explain a bit on the growth potential, and then to Ralf to give you the dates on EVA and the cash return.
Lisa.
Lisa Davis - Siemens AG - Member of the Managing Board
Thank you, Joe. To your question on where we see the growth upstream, midstream, downstream, how the 6% to 8% is distributed. In general, we see stronger growth in the upstream and midstream. We see this new combined portfolio of Siemens and Dresser-Rand being very well suited to both of those areas.
If you look at just the number of opportunities in the upstream, with many countries looking for more energy, the announcements around offshore installations, offshore field developments, the number of orders and such for FPSOs, all of those activity areas are very applicable for our current and new portfolio if you think about the electrification of those offshore activities.
In the midstream space, with the significant growth in unconventionals, the need to provide compression or LNG-type opportunities to help bring that strand of gas to market, we see quite a bit of opportunity there, again, well suited to our portfolio.
Probably a bit less so on the downstream side just because in many of the developed markets the downstream business is overcapacity. But even with that, we see a lot of announcements of new refineries being built. I was in Brazil last week. They’re building two new, with two additional ones announced. Obviously, the need to renovate refineries in Mexico.
Quite a string of announcements around chemical plants, which all of these are opportunities for obviously the Dresser-Rand portfolio, but even more so our Siemens portfolio if you think about our ability to provide electrical solutions for medium voltage as well as automation, which now the relationship with Dresser-Rand will allow us stronger customer connections to enable that cross-selling and broader solution space.
So predominantly upstream/midstream; less so the growth in downstream.
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
Ralf Thomas - Siemens AG - CFO
With regards to EVA accretiveness, assuming that we will be able to close the deal next year in summer 2015, it then will, as Joe has been pointing out, thoroughly integrate the business, making sure that the market dynamics stay intact. From that point of view, we assume first EVA accretiveness late in 2020 or early in 2021.
With regard to cash return, exceeding 15% as the threshold that we have been using in the past, I think it will take two or maybe three years longer, depending on how much additional synergies we will be able to harvest, as we said, following that with regard to Rolls Royce and also the industrial pipeline of products we have at Siemens for the time being.
Ben Uglow - Morgan Stanley - Analyst
That’s very clear and very helpful. Thanks, Ralf.
One very quick follow-up. You are assuming in those calculations that the margins go back to the mid-teens or the peak levels they were in 2008 and 2009. Is that a fair assumption?
Ralf Thomas - Siemens AG - CFO
As Joe said, we have been taking a very conservative look at the synergies so far, and we’ll take it from there. And we definitely have not been too much heating up expectations.
Ben Uglow - Morgan Stanley - Analyst
Okay. Thanks.
Joe Kaeser - Siemens AG - President & CEO
Your assumption is right, Ben. That’s exactly what we planned through innovation in the distributed energy environment and also in the LNG, micro LNG, that we see margins again north of 12%, obviously underlying, you know, pre PPA.
Ben Uglow - Morgan Stanley - Analyst
That’s very helpful. Thank you.
Operator
Simon Toennessen, Credit Suisse.
Simon Toennessen - Credit Suisse - Analyst
Two questions from my side, first one on product overlap. I’d like to understand a bit more where you see the — where did you see the gaps in the Siemens portfolio in the oil and gas business and whether Dresser-Rand actually helps you to fill those. And where did you see the biggest complementary product areas where you’re already in and Dresser-Rand gives you just better scale?
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
And the second question is on M&A going forward. You said in oil and gas the portfolio is now about complete. Is process automation the only larger gap that you see? How do you think just about capital deployment going forward. Is it now more about divestments rather than M&A?
Thank you.
Joe Kaeser - Siemens AG - President & CEO
Thank you, Simon. On your question on the product overlap, if it comes to compression, compressors, obviously we’ve been pretty strong in the axial -- and in the rotating compression, where we both have an overlap. This is about between 40,000 and 510,000 cubic meters per hours. We’ve got overlap there, where we are pretty, as I said, grateful that we can get incremental spectrum. That’s all the compressors up to 33 megawatts, which we didn’t have, but Dresser-Rand has.
In the topic of steam turbines, we basically have good overlap from 0.1 megawatts up to 4 megawatts in the single standard area. And in the multiple drives area, up to 70 megawatts we’ve got overlap. But also then in the energy generation up to 100 megawatts we’ve got overlap.
And that, of course, gives us significant synergy potential because the best solutions will prevail and the other one will become synergy. That’s true for manufacturing. That’s first and foremost also true for engineering and R&D.
But then if it comes to all the other topics like small gas turbines in the area of 1.5 megawatts to 2.2 megawatts, or the expanders, the axial expanders up to 130 megawatts, or micro LNG, there is not a single overlap so we create a lot of incremental offerings.
That’s also true for the (inaudible) motors up to 1.4 megawatts where we also do not have any overlap with Dresser-Rand.
So there’s both significant overlap that we can create synergies by getting the best solution to prevail, and then also a material improvement of the offering in the areas which I have mentioned.
And as far as acquisitions are concerned, look, we are not going to go after someone else who has been investing a lot of money in all sorts of places of oil and gas. We have a very clear, very focused view which we laid out under the Vision 2020. That’s the value chain of electrification. And that’s what we are going to follow include -- on top of that putting the automation capabilities to work. And I’ll spare digitalization at this point in time because it doesn’t matter much in that particular aspect.
So that’s where we are focused at. Electrification and then the topic of automating also the oil and gas world. Very focused. Compressors, turbines, electrification, and that’s where we are focusing on and not anything else. So that’s why I said for us, in our strategy, in our focus, we are complete for the most part.
Simon Toennessen - Credit Suisse - Analyst
Okay. Thank you.
Operator
Martin Wilkie, Deutsche Bank.
Martin Wilkie - Deutsche Bank Research - Analyst
Just a couple of questions, the first one just coming back to the cycle, your commentary around upstream I think is a little bit more positive than a few of the oil companies and some of the oil service companies have been talking about. So just to understand, your more optimistic views on
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
upstream, is that from 2016 onwards? Or is that a piece of Dresser that has a particular niche in upstream that means that it can perhaps grow better in that market in the near term?
That was question 1.
The second one was just whether there are any parts that you deem as non-core. Maybe I’m reading too much into this, but on page 6, I see the environmental piece as sort of outside of that gray box on energy infrastructure. So just to understand, are there any parts of the business that you think are non-core at this stage?
Thank you.
Joe Kaeser - Siemens AG - President & CEO
Thanks, Martin. On the cycle, you’re actually right. And so we also, and I think I mentioned that in the beginning, we also do see some downturn, or have seen some downturn in the business in 2014. We expect that bottoming out in 2015, so also limited growth. We’ve been considering that also in our present assumption which has been a part of the valuation, of course. And we expect the cycle to come back starting 2016. And so what Lisa said relates to 2016 onwards.
In terms of the core business on a company which has put an offer to shareholders to acquire, it’s probably the right question but a bit early. So let us focus on this one once we are done with securing the major value, contributing assets, and I’ll take it from there.
Martin Wilkie - Deutsche Bank Research - Analyst
I understand. Thank you.
Operator
James Moore, Redburn.
James Moore - Redburn Partners - Analyst
I’ve got a few. Firstly, can you say what the charges will be in 2015 and 2016 for the integration cost and the timing of those charges and whether there are any gains or loss on Bosch Siemens?
Secondly, on the CapEx cycle, I think you’ve answered some of my questions, but when you talk about 6% to 8% longer-term growth, can you actually say what the drivers are of longer-term oil and gas growth rather than where it’s coming from and how much that growth rate is market and how much is share-taking synergies?
And then thirdly, I wonder if you could help us a bit on mix and product mix. I think the old oil and gas business was something like 60% industrial turbines and 40% turbo-compressors and I think turbines used to be higher margin. Can you give us a rough feel for what the revenue and margin split is by product post Rolls-Royce and Dresser so we can get a feel for what the future mix of the business looks like, please?
Joe Kaeser - Siemens AG - President & CEO
On the charges, we do expect about EUR180 million profit impact in 2015 and 2016. That’s also actually on the charge of page 9. So we’ve deducted that from the net impact of the synergies, EUR180 million. It’s probably about pretty half/half as a base assumption for the model 2015 and 2016, and that should be actually it.
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
As I said earlier, we’ll be very mindful about integration; take a few years to get it fully done and make sure that the sales interface stays extremely successful.
On the segment profitability, obviously, I understand your question. We also know the answer, but I’m not sure at this point in time whether this is a meaningful way to also publicly discuss the matter.
You should know, both Rolls-Royce as well as Dresser-Rand, about 75% of the profit comes from the installed base, about 25% of the profit comes from new business, whereas the new business versus the installed base is about half each in revenues to just give you a flavor.
We expect that ratio to go down to about one-third to two-thirds; one-third new business, two-thirds installed base profitability by 2019. And that actually reflects the growth aspirations which we believe we can see in 2017, 2018 and 2019 through the business plans and the customer interviews which we obviously have taken.
Rolls-Royce, a similar topic. Great installed base, new business, hardly profitable. But the service business, probably if I had to answer that question, I would say north of 20%. All right? So that’s the information I’d like to share on that topic.
James Moore - Redburn Partners - Analyst
Thank you very much.
Operator
Michael Hagmann, HSBC.
Michael Hagmann - HSBC - Analyst
Just a couple of follow-ups, if I may. In follow-up of James’ question, I was actually wondering how much of the old oil and gas division is actually going to be integrated into the new one and how much is actually going into power generation.
And then as a follow-up to Andreas’ question on the integration team, could you tell us who from the old Siemens oil and gas business will be on the integration team, and who are the representatives from low and medium voltage and process automation in that team, if they play a role at all?
Thank you.
Joe Kaeser - Siemens AG - President & CEO
Thanks, Michael. Lisa was already saying hand it over because it’s her thing on the Executive Board. Lisa, please.
Lisa Davis - Siemens AG - Member of the Managing Board
Yes. On the first question you had about how much of the old oil and gas division will go into the new Dresser-Rand business, right now, we’re still evaluating what looks to be the best from a customer perspective, allows us to provide the best offer to the oil and gas business.
Right now, we’ve shown on the chart we’ll certainly incorporate the compressor business from Siemens. But beyond that, it’s still - we’re still looking at it to understand what makes the most sense.
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
On who will lead the integration effort, it will be a joint effort between Siemens staff as well as those from Dresser-Rand to make sure that we have a very good understanding of the business. We haven’t finalized names and such, but we’ll obviously leverage the knowledge we have in Siemens in the oil and gas space to contribute to that effort.
Michael Hagmann - HSBC - Analyst
A follow-up to both. How much are the revenues with compressors?
And the second one, are the people on the integration team from all of those different Siemens businesses; so including process, low voltage and medium voltage?
Thanks.
Joe Kaeser - Siemens AG - President & CEO
Be happy to do this one. The compressor business in Siemens is about $1.5 billion. And at this point in time, hardly making any money.
So that - if you just take this one for a while and assume that we reach average margins on that $1.5 billion Siemens compressor business as we have with Dresser-Rand, which is obviously double-digit, you can see the massive potential which we can do by getting the job done in a more effective way. And Dresser-Rand will lead the way to achieving this. All right?
And that’s - for that, also you can see how important it is to time and again make clear to everyone of the stakeholder community that synergies and value which we create here is significant, very significant, even though we admit that price has been not exactly on the low end of our expectations. So this is why I said earlier price matters, but at the end, value is more important.
Now the integration team, Michael, I was terrified to read your question. I’d like to answer like this. Be rest assured that we will take people on in the integration team who have got no legacy to defend. All right?
Mariel von Drathen - Siemens AG - Head of Governance & Markets
Thank you, Joe.
Michael Hagmann - HSBC - Analyst
Thank you.
Mariel von Drathen - Siemens AG - Head of Governance & Markets
Okay. Being mindful of time and wanting to make sure that the journalists have sufficient time to also ask their questions, operator, I think we will take one last question.
Operator
James Stettler, Barclays.
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
James Stettler - Barclays - Analyst
Three quick questions. Just on the timing, why now? Why wasn’t the deal done earlier given that the strategic rationale has always been there?
Secondly, in comparing, this is the biggest deal since Dade Behring. What has been done differently this time around, especially in terms of synergies and top-line growth forecasts and trying to be more conservative?
And then finally on Dresser, for a business which is doing 75% of earnings from the installed base, why is the margin relative to peers so low?
Joe Kaeser - Siemens AG - President & CEO
On the timing of the transaction, obviously, this target has been on the very upper end of our deal book. We’ve followed the asset basically every quarter; every news flow was being analyzed. And latest since May when we laid out our Vision 2020 concept, we knew at some point in time this is going to be something which we’d rather have to advance our value creation and execute on the strategy.
We also obviously have seen that the first wave of the oil and gas cycle has reached its peak, if not yet post or past the peak. And if we had had our will, it would have only been us to decide, we probably would have tried it in 2015, or maybe late 2014/early 2015. But sometimes, there are events which you need to make a decision whether to take or to leave it, and that’s basically what it is.
It was different in Dade Behring. Well, we understand this business. That is about compressors. That’s about turbines. That’s what we have been doing for many, many years, maybe not as successful in areas as Dresser-Rand has been able to be doing it, but we know our way around in terms of technology.
We did not have quite the go-to-market channel as we now have been able to achieve, assuming the transaction goes through, with a premium brand and a great team, especially in sales. But we know exactly what you’re talking about in terms of technology and what’s inside the box.
Dade Behring was, I believe, an anxious move, buying something which we did not have any expertise in if it comes to diagnostics and technology. So with Dade Behring, we bought a company which we really did not know exactly what was inside, even though after due diligence. So that’s a huge difference.
We haven’t been anxious on Dresser-Rand. We just know what they have and they have a great go-to-market, and we can create significant value by combining our efforts, as Lisa and I have laid out earlier.
On your third question, why is profitability less than other peers, in Dresser-Rand, look, that also shows that also Dresser-Rand’s got some potential which we need to go access. They are at about 12%, or north of 12%, and with the synergies, we can push that up with about, I would say, 200 to 250 basis points at least. And that creates value and this is what we are going to be up to.
So what really matters is integration. What matters is that we execute on our synergy potential, not just the one which we have been laying out, but also the one on LMV and the process industries. And then we make this a big success.
Mariel von Drathen - Siemens AG - Head of Governance & Markets
Thank you, Joe. Thank you to the analysts that have participated to today’s call. Give us a call if you have any remaining questions from today’s topics. And we will now switch over to the Q&A session for the journalists.
Joe Kaeser - Siemens AG - President & CEO
Thank you.
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SEPTEMBER 22, 2014 / 12:00PM, SIE.DE - Siemens Announces Agreement to Acquire Dresser-Rand Call
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Dresser-Rand will file with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K, which will contain, among other things, a copy of the merger agreement. In connection with the proposed merger, Dresser-Rand will prepare a proxy statement to be filed with the SEC that will provide additional important information concerning the proposed merger. When completed, a definitive proxy statement will be mailed to the stockholders of Dresser-Rand. Dresser-Rand and its respective directors, officers and employees and Siemens and its managing board, officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Dresser-Rand stockholders in connection with the proposed merger. Dresser-Rand stockholders may obtain more detailed information regarding such persons by reading the proxy statement and other relevant materials filed with the SEC and, with respect to Siemens, certain relevant materials prepared in accordance with the German Commercial Code. DRESSER-RAND STOCKHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING DRESSER-RAND’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Dresser-Rand’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. Dresser-Rand’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other documents relating to the proposed merger (when available) at www.dresser-rand.com.